UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2007

ICONIX BRAND GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-10593	11-2481093
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

1450 Broadway, New York, New York 10018
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (212) 730-0030

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On November 15, 2007, Iconix Brand Group, Inc., a Delaware corporation (the “Registrant”), entered into an asset purchase agreement (the “Purchase Agreement”) with Exeter Brands Group LLC, an Oregon limited liability company (the “Seller”), and NIKE, Inc., an Oregon corporation (“Parent”).

Upon the closing of the transactions contemplated by the Purchase Agreement, the Registrant will acquire certain of the Seller’s and Parent’s assets and rights related to the business of designing, marketing, licensing and/or managing the Starter® name, brand, trademarks, intellectual property and related names worldwide (the “Starter Assets”).

The Purchase Agreement provides for a purchase price for the Starter Assets of (i) $60,000,000 in cash and (ii) the assumption of certain liabilities of the Seller related to the Starter Assets.

Upon the closing of the transactions contemplated by the Purchase Agreement, the Seller will deliver or cause to be delivered all of the right, title and interest in the Starter Assets to a subsidiary of the Registrant, which will enter into a transition services and license agreement with the Seller.

The Purchase Agreement contains customary representations, warranties and covenants, and the transactions contemplated by the Purchase Agreement are subject to customary closing conditions including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Registrant and the Seller have each agreed to indemnify the other for damages arising for the breach of its representations, warranties, covenants or obligations in the Purchase Agreement. Parent has agreed to guarantee all of the Seller’s indemnification obligations under the Purchase Agreement upon the closing of the transaction.

On November 14, 2007, the Registrant signed a commitment letter (the “Commitment Letter”) with Lehman Brothers Inc. (“LB”), Lehman Brothers Commercial Bank (“LBCB”) and Lehman Commercial Paper Inc. (“LCPI” and, together with LBCB, the “Underwriters”) whereby the Underwriters agreed, subject to the terms and conditions set forth in the Commitment Letter, to provide or cause one or more of their respective affiliates to provide to the Registrant the financing for up to $60,000,000 of funds necessary to consummate the transactions contemplated by the Purchase Agreement. The Commitment Letter, which obligates the Underwriters to provide the financing, does not obligate the Registrant to request such financing.

On November 9, 2007, the Registrant entered into a new lease with 1450 Realty Associates LLC with respect to the Registrant’s offices located at 1450 Broadway in New York, New York (the “Lease”). The Lease, among other things, covers approximately 30,550 square feet of office and showroom space on two floors of the building (the “Main Premises”) and the lease of the Main Premises will expire 15 years after the date of delivery of the Main Premises to the Registrant (“Commencement Date”). The Commencement Date will occur after the landlord completes certain work on the Main Premises, which is expected to occur on or prior to November 15, 2008. The Lease provides for total annual base rental payments for the Main Premises of approximately $27.4 million (ranging from approximately $1.528 million in the first year of the Lease to approximately $2.157 million in the last year of the Lease), with such payments commencing on the 181st day following the Commencement Date (the “Rent Commencement Date”). The Lease also provides for the temporary rental by the Registrant of (i) approximately 15,000 square feet of office space in the building consisting of the office space currently occupied by the Registrant until 91 days after the Rent Commencement Date at an annual rent of approximately $452,000 with the Registrant’s right to extend the lease term of this space for a term co-terminus with the lease of the Main Premises for an annual rent of approximately $764,000 and (ii) approximately 7,000 square feet of office space on another floor of the building for a term expiring on the Rent Commencement Date at an annual rent of $315,000. The Registrant will also be required to pay its proportionate share of any increased taxes attributed to the premises.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICONIX BRAND GROUP, INC.
(Registrant)

By: /s/ Warren Clamen
Name: Warren Clamen
Title: Chief Financial Officer

Date: November 16, 2007